Exhibit 99.1

BIOLASE ANNOUNCES 1-FOR-100 REVERSE STOCK SPLIT

COMMON STOCK WILL BEGIN TRADING ON SPLIT-ADJUSTED BASIS ON JULY 28, 2023

Lake Forest, Calif., July 26, 2023 – BIOLASE, Inc. (NASDAQ: BIOL) (“BIOLASE” or the “Company”), a global leader in dental lasers, today announced that it held a special meeting of its stockholders on July 20, 2023 where the Company’s stockholders granted the Board of Directors the discretion to effect a reverse stock split of the Company’s common stock at a ratio between 1-to-2 and 1-to-100. Shortly following the special meeting, the Board of Directors exercised such discretion to effect a 1-for-100 reverse stock split that will become effective at 11:59 p.m. Eastern Time on July 27, 2023, and the Company’s common stock will begin trading on a split-adjusted basis at the opening of the market on July 28, 2023.

The 1-for-100 reverse stock split will reduce the number of outstanding shares of Company common stock from approximately 104 million shares to approximately 1.04 million shares. Proportional adjustments will be made to the number of shares of BIOLASE’s common stock issuable upon exercise or conversion of BIOLASE’s outstanding equity awards and warrants, as well as the applicable exercise price. There will be no change to the total number of authorized shares of Company common stock as set forth in the Restated Certificate of Incorporation of the Company, as amended.

The primary purpose of the 1-for-100 reverse stock split is to raise the per-share trading price of the Company’s common stock to allow for its continuous listing on the Nasdaq Capital Market, among other benefits. The Nasdaq Capital Market requires, among other things, that a listing a company’s common stock maintain a minimum bid price of at least $1.00 per share.

Information for BIOLASE Stockholders

At the effective time of the reverse stock split, BIOLASE stockholders will receive one new share of Company common stock for every 100 shares held. Record holders of Company common stock will receive a transaction statement with respect to the exchange of such shares for post-reverse split shares. Computershare Trust Company, N.A., the transfer agent for Company common stock, will act as the exchange agent, and can be contacted at (800) 546-5141.

BIOLASE will not issue fractional shares that result from the reverse stock split. Rather, Computershare will aggregate all fractional shares and arrange for them to be sold in a timely manner after the effective time of the reverse stock split at the then prevailing prices on the Nasdaq Capital Market. After such sale, Computershare will pay to each holder of record such stockholder’s pro rata share of the net proceeds derived from the sale of the fractional interest to which such holder would otherwise be entitled.

For more information on the reverse stock split, please refer to BIOLASE’s proxy materials for the July 20, 2023 special meeting of stockholders, which can be accessed through the investor portion of BIOLASE’s website at http://www.biolase.com and on the SECs EDGAR website, www.sec.gov.

About BIOLASE

BIOLASE is a medical device company that develops, manufactures, markets, and sells laser systems in dentistry and medicine. BIOLASE’s products advance the practice of dentistry and medicine for patients and healthcare professionals. BIOLASE’s proprietary laser products incorporate approximately 266 patented and 25 patent-pending technologies designed to provide biologically and clinically superior performance with less pain and faster recovery times. BIOLASE’s innovative products provide cutting-edge technology at competitive prices to deliver superior results for dentists and patients. BIOLASE’s principal products are revolutionary dental laser systems that perform a broad range of dental procedures, including cosmetic and complex surgical applications. From 1998 through December 31, 2022, BIOLASE has sold over 45,500 laser systems to date in over 80 countries around the world. Laser products under development address BIOLASE’s core dental market and other adjacent medical and consumer applications.

For updates and information on Waterlase iPlus®, Waterlase Express™, and laser dentistry, find BIOLASE online at www.biolase.com, Facebook at www.facebook.com/biolase, Twitter at www.twitter.com/biolaseinc, Instagram at www.instagram.com/waterlase_laserdentistry, and LinkedIn at www.linkedin.com/company/biolase.

BIOLASE®, Waterlase® and Waterlase iPlus® are registered trademarks of BIOLASE, Inc.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains forward-looking statements, as that term is defined in the Private Litigation Reform Act of 1995, that involve significant risks and uncertainties. Forward-looking statements can be identified through the use of words such as may,” “might,” “will,” “intend,” “should,” “could,” “can,” “would,” “continue,” “expect,” “believe,” “anticipate,” “estimate,” “predict,” “outlook,” “potential,” “plan,” “seek,” and similar expressions and variations or the negatives of these terms or other comparable terminology. These statements are based upon current beliefs, expectations and assumptions and include statements regarding BIOLASE’s ability to realize any anticipated benefits from the reverse stock split, including maintaining its listing on the Nasdaq Capital Market. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect BIOLASE’s current expectations and speak only as of the date of this release. Actual results may differ materially from BIOLASE’s current expectations depending upon a number of factors. These factors include, among others, those risks and uncertainties that are described in the “Risk Factors” section of BIOLASE’s annual report filed on Form 10-K filed with the Securities and Exchange Commission. Except as required by law, BIOLASE does not undertake any responsibility to revise or update any forward-looking statements.

For further information, please contact:

EVC Group LLC

Michael Polyviou / Todd Kehrli

(732) 933-2754

mpolyviou@evcgroup.com / tkehrli@evcgroup.com

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